Exhibit 99.(m)(b)

APPENDIX A

to Rule 12b-1 Plan

Designated Funds:

Syntax Stratified LargeCap ETF
Syntax Stratified MidCap ETF
Syntax Stratified SmallCap ETF
Syntax Stratified LargeCap ETF II
Syntax Stratified U.S. Equity ETF (name to change to Syntax Stratified U.S. Total Market ETF)
Syntax Stratified U.S. Hedged Equity ETF (name to change to Syntax Stratified U.S. Total Market Hedged ETF)
Syntax Stratified 1000 ETF
Syntax Stratified Europe & Asia Developed Markets ETF